ePlus inc.	Exhibit 99.5

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

e Plus inc. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ePlus inc.
Herndon, Virginia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ePlus inc. and subsidiaries (the “Company”) as of March 31, 2023, and 2022, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2023, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023, and 2022, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of March 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 24, 2023, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Gross Versus Net Recognition of Sales of Third-Party Software – Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company is typically the principal in sales of third-party software. Sales are recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recognized as cost of sales. The Company recognizes revenue from these sales at the point in time that control passes to the customer, which is typically upon delivery of the software to the customer. The Company is also the agent in sales of third-party maintenance, software support, and services as the third-party controls the service until it is transferred to the customer. Similarly, the Company is the agent in sales of third-party software and accompanying third-party support when the third-party software benefits the customer only in conjunction with the accompanying support. In these sales, the Company considers the third-party software and support as inputs to a single performance obligation. In all these sales where the Company is the agent, the Company recognizes sales on a net basis at the point that their customer and vendor accept the terms and conditions of the arrangement.

Auditing the Company’s determination of gross or net recognition of third-party software and support sales involved a high degree of subjectivity as it required the evaluation of whether the third-party software benefits the customer only in conjunction with the accompanying support. When the support is determined to be critical or essential to the software, the transaction is viewed as one combined performance obligation, and revenue is recognized net of related costs.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s conclusion related to the recognition of sales of third-party software included the following, among others:

•	We tested the design and operating effectiveness of management’s controls over the determination of gross or net recognition of third-party software and support sales.
•	For a selection of contracts, we performed the following procedures:
–	Inspected the customer invoice and purchase order to determine whether the sale represented a valid transaction with a customer.
–	Compared the cost per the Company’s records to the cost per the vendor invoice.
–
Evaluated the sale to determine whether it constituted a single or multiple performance obligation(s) through inspection of the customer invoice, purchase order, and information on vendor websites accessed through third-party search engines.

–
Evaluated the sale to determine whether there was accompanying third-party support related to the software, and whether the support was separately identifiable or essential to the functionality of the software through inspection of customer invoices, purchase orders, information on vendor websites accessed through third-party search engines and inquiries with management, as necessary.

Transfers of Financial Assets – Refer to Note 4 to the financial statements

Critical Audit Matter Description

The Company enters into arrangements to transfer the contractual payments due under financing receivables and operating lease agreements, which are accounted for in accordance with Codification Topic 860. These transfers are accounted for as either a sale or as a pledge of collateral in a secured borrowing. For transfers accounted for as a secured borrowing, the corresponding investments serve as collateral for non-recourse notes payable. For transfers accounted for as sales, the Company derecognizes the carrying value of the asset transferred plus any liability and recognizes a net gain or loss on the sale, which are presented within net sales in the consolidated statement of operations.

Auditing the Company’s determination of whether the transfer should be accounted for as a secured borrowing or a sale involved a high degree of subjectivity. This subjectivity stems from management’s assessment of whether the transferred assets have been isolated from the transferor.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s conclusion related to the transfer of financial assets included the following, among others:

•
We tested the design and operating effectiveness of management’s controls over the transfer of financial assets, including management’s controls over the evaluation of the terms of loan documents and accompanying investor data, assignment agreements, and the calculation of the gain or loss.

•
For a selection of transactions, we evaluated the Company’s determination of sale or secured borrowing, by evaluating, among other factors, if the transferred assets have been isolated from the Company. Specifically, we performed the following procedures:

–	Obtained the executed transfer agreement and evaluated whether the Company:
■	Assigned its rights, titles, interests, estates, claims, and demands to the third-party assignee.
■
Retained any rights with respect to the payments assigned to the third-party assignee or had been appropriately isolated from the assets. We evaluated opinions from outside legal counsel, when applicable.

–	Obtained and inspected the cash proceeds support from the transfer and compared the cash received to the selling price.
–	Tested the mathematical accuracy of management’s calculation of the gain or loss based on the cash proceeds and the receivable balance as of date of sale.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
May 24, 2023
(October 6, 2023, as to the reclassification of segment information as described in Notes 1, 6, 9, 16, and 17)

We have served as the Company’s auditor since 1990.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ePlus inc.
Herndon, Virginia

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of ePlus inc. and subsidiaries (the “Company”) as of March 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended March 31, 2023, of the Company and our report dated May 24, 2023 (October 6, 2023 as to the reclassification of segment information as described in Notes 1, 6, 9, 16, and 17), expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting (not presented herein). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
May 24, 2023

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2023	March 31, 2022
ASSETS

Current assets:
Cash and cash equivalents	$103,093	$155,378
Accounts receivable—trade, net	504,122	430,380
Accounts receivable—other, net	55,508	48,673
Inventories	243,286	155,060
Financing receivables—net, current	89,829	61,492
Deferred costs	44,191	32,555
Other current assets	55,101	13,944
Total current assets	1,095,130	897,482

Financing receivables and operating leases—net	84,417	64,292
Deferred tax asset	3,682	5,050
Property, equipment, and other assets	70,447	45,586
Goodwill	136,105	126,543
Other intangible assets—net	25,045	27,250
TOTAL ASSETS	$1,414,826	$1,166,203

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$220,159	$136,161
Accounts payable—floor plan	134,615	145,323
Salaries and commissions payable	37,336	39,602
Deferred revenue	114,028	86,469
Recourse notes payable—current	5,997	7,316
Non-recourse notes payable—current	24,819	17,070
Other current liabilities	24,372	28,095
Total current liabilities	561,326	460,036

Recourse notes payable - long-term	-	5,792
Non-recourse notes payable - long-term	9,522	4,108
Deferred tax liability	715	-
Other liabilities	60,998	35,529
TOTAL LIABILITIES	632,561	505,465

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ EQUITY

Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,905 outstanding at March 31, 2023 and 26,886 outstanding at March 31, 2022	272	270
Additional paid-in capital	167,303	159,480
Treasury stock, at cost, 261 shares at March 31, 2023 and 130 shares at March 31, 2022	(14,080)	(6,734)
Retained earnings	627,202	507,846
Accumulated other comprehensive income—foreign currency translation adjustment	1,568	(124)
Total Stockholders’ Equity	782,265	660,738
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,414,826	$1,166,203

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended March 31,
	2023	2022	2021

Net sales
Product	$1,803,275	$1,580,394	$1,366,158
Services	264,443	240,625	202,165
Total	2,067,718	1,821,019	1,568,323
Cost of sales
Product	1,379,500	1,210,943	1,049,677
Services	170,694	149,094	125,092
Total	1,550,194	1,360,037	1,174,769

Gross profit	517,524	460,982	393,554

Selling, general, and administrative	333,520	297,117	271,263
Depreciation and amortization	13,709	14,646	13,951
Interest and financing costs	4,133	1,903	2,005
Operating expenses	351,362	313,666	287,219

Operating income	166,162	147,316	106,335

Other income (expense), net	(3,188)	(432)	571

Earnings before tax	162,974	146,884	106,906

Provision for income taxes	43,618	41,284	32,509

Net earnings	$119,356	$105,600	$74,397

Net earnings per common share—basic	$4.49	$3.96	$2.79
Net earnings per common share—diluted	$4.48	$3.93	$2.77

Weighted average common shares outstanding—basic	26,569	26,638	26,674
Weighted average common shares outstanding—diluted	26,654	26,866	26,834

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended March 31,
	2023	2022	2021

NET EARNINGS	$119,356	$105,600	$74,397

OTHER COMPREHENSIVE INCOME, NET OF TAX:

Foreign currency translation adjustments	1,692	(779)	1,646

Other comprehensive income (loss)	1,692	(779)	1,646

TOTAL COMPREHENSIVE INCOME	$121,048	$104,821	$76,043

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2023	2022	2021
Cash flows from operating activities:
Net earnings	$119,356	$105,600	$74,397

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	18,589	24,305	19,991
Provision for credit losses	666	(102)	1,436
Share-based compensation expense	7,825	7,114	7,169
Deferred taxes	2,083	(3,581)	(4,198)
Payments from lessees directly to lenders—operating leases	-	(32)	(34)
Gain on disposal of property, equipment, and operating lease equipment	(3,479)	(4,136)	(2,742)
Changes in:
Accounts receivable	(78,679)	(50,803)	(5,056)
Inventories-net	(88,097)	(85,453)	(16,798)
Financing receivables—net	(41,015)	8,832	(42,104)
Deferred costs and other assets	(73,980)	(10,560)	(16,503)
Accounts payable-trade	75,270	(25,187)	76,772
Salaries and commissions payable, deferred revenue, and other liabilities	46,036	13,432	37,177
Net cash provided by (used in) operating activities	(15,425)	(20,571)	129,507

Cash flows from investing activities:
Proceeds from sale of property, equipment, and operating lease equipment	3,742	21,923	2,791
Purchases of property, equipment and operating lease equipment	(9,380)	(23,182)	(11,513)
Cash used in acquisitions, net of cash acquired	(13,288)	-	(27,034)
Net cash used in investing activities	(18,926)	(1,259)	(35,756)

Cash flows from financing activities:
Borrowings of non-recourse and recourse notes payable	193,051	114,105	66,403
Repayments of non-recourse and recourse notes payable	(196,069)	(99,991)	(74,328)
Repurchase of common stock	(7,224)	(13,608)	(6,948)
Repayments of financing of acquisitions	-	-	(556)
Net borrowings (repayments) on floor plan facility	(10,708)	46,670	(34,373)
Net cash provided by (used in) financing activities	(20,950)	47,176	(49,802)

Effect of exchange rate changes on cash	3,016	470	(618)

Net increase (decrease) in cash and cash equivalents	(52,285)	25,816	43,331

Cash and cash equivalents, beginning of period	155,378	129,562	86,231

Cash and cash equivalents, end of period	$103,093	$155,378	$129,562

CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)

	Year Ended March 31,
	2023	2022	2021

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,065	$1,714	$1,436
Cash paid for income taxes	$51,984	$47,143	$31,690
Cash paid for amounts included in the measurement of lease liabilities	$4,610	$4,653	$5,780

Schedule of non-cash investing and financing activities:
Proceeds from sale of property, equipment, and leased equipment	$21	$18	$2,045
Purchases of property, equipment, and operating lease equipment	$(1,453)	$(98)	$(372)
Borrowing of non-recourse and recourse notes payable	$39,558	$58,619	$121,826
Repayments of non-recourse and recourse notes payable	$-	$(32)	$(34)
Vesting of share-based compensation	$9,897	$8,481	$7,937
Repurchase of common stock	$(122)	$-	$-
New operating lease assets obtained in exchange for lease obligations	$11,886	$2,653	$1,146

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury	Retained	Comprehensive
	Shares	Par Value	Capital	Stock	Earnings	Income	Total
Balance, March 31, 2020	27,000	$144	$145,197	$(68,424)	$410,219	$(991)	$486,145
Issuance of restricted stock awards	200	1	-	-	-	-	1
Share-based compensation	-	-	7,169	-	-	-	7,169
Repurchase of common stock	(194)	-	-	(6,948)	-	-	(6,948)
Net earnings	-	-	-	-	74,397	-	74,397
Foreign currency translation adjustment	-	-	-	-	-	1,646	1,646
Balance, March 31, 2021	27,006	$145	$152,366	$(75,372)	$484,616	$655	$562,410
Issuance of restricted stock awards	163	1	-	-	-	-	1
Share-based compensation	-	-	7,114	-	-	-	7,114
Repurchase of common stock	(283)	-	-	(13,608)	-	-	(13,608)
Stock split effected in the form of a dividend		135	-	-	(135)	-	-
Retirement of treasury stock		(11)	-	82,246	(82,235)	-	-
Net earnings	-	-	-	-	105,600	-	105,600
Foreign currency translation adjustment	-	-	-	-	-	(779)	(779)
Balance, March 31, 2022	26,886	$270	$159,480	$(6,734)	$507,846	$(124)	$660,738
Issuance of restricted stock awards	150	2	-	-	-	-	2
Share-based compensation	-	-	7,823	-	-	-	7,823
Repurchase of common stock	(131)	-	-	(7,346)	-	-	(7,346)
Net earnings	-	-	-	-	119,356	-	119,356
Foreign currency translation adjustment	-	-	-	-	-	1,692	1,692
Balance, March 31, 2023	26,905	$272	$167,303	$(14,080)	$627,202	$1,568	$782,265

See Notes to Consolidated Financial Statements

ePlus inc. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years ended March 31, 2023, 2022, and 2021

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS — Our company was founded in 1990 and is a Delaware corporation. ePlus inc. is sometimes referred to in this Annual Report on Form 10-K as “we,” “our,” “us,” “ourselves,” or “ePlus.” ePlus inc. is a holding company that through its subsidiaries provides information technology (“IT”) solutions which enable organizations to optimize their IT environment and supply chain processes. We also provide consulting, professional, and managed services and complete lifecycle management services including flexible financing solutions. We focus on selling to medium and large enterprises in the United States (“US”) and to customers in select international markets including the United Kingdom (“UK”), the European Union (“EU”), India, Singapore, and Israel.

BASIS OF PRESENTATION — The consolidated financial statements include the accounts of ePlus inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The accounts of acquired businesses are included in the consolidated financial statements from the dates of acquisition.

USE OF ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the US requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Estimates are used when accounting for items and matters including, but not limited to, revenue recognition, residual asset values, vendor consideration, lease classification, goodwill and intangibles, allowance for credit losses, inventory obsolescence, and the recognition and measurement of income tax assets and other provisions and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

ALLOWANCE FOR CREDIT LOSSES — We maintain an allowance for credit losses related to our accounts receivable and financing receivables. We record an expense in the amount necessary to adjust the allowance for credit losses to our current estimate of expected credit losses on financial assets. We estimate expected credit losses based on our internal rating of the customer’s credit quality, our historical credit losses, current economic conditions, and other relevant factors. Prior to providing credit, we assign an internal rating for each customer’s credit quality based on the customer’s financial status, rating agency reports and other financial information. We review our internal ratings for each customer at least annually or when there is an indicator of a change in credit quality, such as a delinquency or bankruptcy. We write off financing receivables when we deem them to be uncollectable.

BUSINESS COMBINATIONS — We account for business combinations using the acquisition method, which requires that the total purchase price for the acquired entity be allocated to the assets acquired and liabilities assumed. With limited exceptions, we measure most assets acquired and liabilities assumed based on their fair values at the acquisition date. We apply Accounting Standards Codification (“Codification”) Topic 606, Contracts with customers (“Codification Topic 606”), to recognize and measure contract assets and contract liabilities from contracts with customers. Our allocation process requires an analysis of intangible assets, such as customer relationships, trade names, acquired contractual rights and legal contingencies to identify and record all assets acquired and liabilities assumed.

We record any premium paid over the fair value of the acquired net assets as goodwill. Our initial purchase price allocations are subject to revision within the measurement period, not to exceed one year from the date of acquisition. We include the results of operations for the acquired company in our financial statements from the acquisition date.

CASH AND CASH EQUIVALENTS — Cash and cash equivalents consist primarily of interest-bearing accounts and money market funds that consist of short-term US treasury securities. We consider all highly liquid investments, including those with an original maturity of three months or less at the date of acquisition, to be cash equivalents. We have a lockbox account whose purpose is to collect and distribute customer payments under financing arrangements. As of March 31, 2023, and March 31, 2022, we were not holding any amounts in trust for third-party recipients, and there were no restrictions on the withdrawal of funds from our money market funds.

CONCENTRATIONS OF RISK — Financial instruments that potentially subject us to concentrations of credit risk include cash and cash equivalents, short-term investments, accounts receivable, and financing receivables. Cash and cash equivalents may include short-term investments that are maintained principally with financial institutions in the US. Our accounts receivable-trade balance as of March 31, 2023, and 2022 included approximately 13% and 14%, respectively, concentration of invoices due from Verizon Communications Inc. The risk on our accounts receivable and financing receivables is reduced by having a broad customer base in a diverse range of industries and through the ongoing evaluation of collectability of our portfolio. The credit risk is further mitigated by transferring certain of our financing receivables to financial institutions on a non-recourse basis and, for our lease receivables, by owning the underlying asset. A substantial portion of our sales are products from Cisco Systems, which represented approximately 40%, 39%, and 36%, of our technology business net sales for the years ended March 31, 2023, 2022, and 2021, respectively.

DEFERRED COSTS — When a contract is within the scope of the scope of Codification Topic 606, we defer costs of fulfilling the contract when they generate or enhance resources that will be used by us in satisfying performance obligations in the future. Additionally, we capitalize costs that are incremental to obtaining the contracts, predominately sales commissions, and expense them in proportion to each completed contract performance obligation.

DEFERRED REVENUE — We recognize deferred revenue when cash payments are received or due in advance of our performance.

EARNINGS PER SHARE — Basic earnings per share is calculated by dividing net earnings attributable to common stockholders by the basic weighted average number of shares of common stock outstanding during each period. Diluted earnings per share reflects the potential dilution of securities that could participate in our earnings, including restricted stock awards during each period.

FAIR VALUE MEASUREMENT — We follow the guidance in Codification Topic 820 Fair Value Measurements (“Codification Topic 820”) which governs how to measure fair value for financial reporting. This topic defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. This topic also establishes a fair value hierarchy that categorizes into three levels the inputs to valuation techniques used to measure fair value:

●	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

●
Level 2 – Inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, that are observable for the asset or liability, either directly or indirectly.

●
Level 3 – Unobservable inputs for the asset or liability. The fair values are determined based on model-based techniques such as discounted cash flow models using inputs that we could not corroborate with market data.

FINANCIAL INSTRUMENTS — For financial instruments such as cash, short-term investments, accounts receivables, accounts payable and other current liabilities, we consider the recorded value of the financial instruments to approximate the fair value due to their short maturities. On March 31, 2023, the carrying amounts of our notes receivable, recourse and non-recourse payables were $109.2 million, $6.0 million, and $34.3 million, respectively, and their fair values were $109.5 million, $6.0 million, and $34.5 million, respectively. On March 31, 2022, the carrying amounts of our notes receivable, recourse and non-recourse payables were $80.5 million, $13.1 million, and $21.2 million, respectively, and their fair values were $80.0 million, $13.1 million, and $21.2 million, respectively.

FINANCING RECEIVABLES AND OPERATING LEASES — Financing receivables and operating leases consist of notes receivable, sales-type leases, and operating leases. We issue financing receivables for periods generally between 2 to 6 years, with most terms ranging between 3 to 4 years. When we lease equipment under an operating lease, we recognize the underlying asset at cost and depreciate it on a straight-line bases over its estimated useful life. We estimate that the useful life for most IT equipment under lease is 4 years.

FOREIGN CURRENCY MATTERS — Our functional currency is the US dollar. Our international subsidiaries typically use their local currency as their functional currency. We translate the assets and liabilities of our international subsidiaries into US dollars at the spot rate in effect at the applicable reporting date. We translate the revenues and expenses of our international subsidiaries into US dollars at the average exchange rates in effect during the applicable period. We report the resulting foreign currency translation adjustment as accumulated other comprehensive income (loss), which is reflected as a separate component of stockholders’ equity. We report all foreign currency transaction gains or losses in other income (expense), net on our consolidated statement of operations. For the years ended March 31, 2023, 2022, and 2021, we recognized a loss of $5.4 million, a loss of $0.5 million, and a gain of $0.5 million, respectively, due to foreign currency transactions.

GOODWILL — We test goodwill for impairment on an annual basis, as of October 1, and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

In a qualitative assessment, we assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the quantitative goodwill impairment test is unnecessary.

If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform the quantitative goodwill impairment test. We may also elect the unconditional option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test.

In the quantitative impairment test, we compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. Conversely, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

IMPLEMENTATION COSTS OF A HOSTING ARRANGEMENT- We capitalize implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. We classify these capitalized costs in the same balance sheet line item as the amounts prepaid for the related hosting arrangement and we present the amortization of these capitalized costs in the same income statement line item as the service fees for the related hosting arrangement. Our long-term prepaids are included in our consolidated balance sheets as part of property, equipment, and other assets. We amortize the capitalized implementation costs over the term of the hosting arrangement.

INCOME TAXES — Deferred income taxes are accounted for in accordance with Codification Topic 740 Income Taxes (“Codification Topic 740”). Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement reporting and tax bases of assets and liabilities, using tax rates currently in effect. Future tax benefits, such as net operating loss carry-forwards, are recognized to the extent that realization of these benefits is considered to be more likely than not. We review our deferred tax assets at least annually and make necessary valuation adjustments.

In addition, we account for uncertain tax positions in accordance with Codification Topic 740. Specifically, the Topic prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related de-recognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition of uncertain tax positions. In accordance with our accounting policy, we recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense.

INVENTORIES — Inventories are stated at the lower of cost and net realizable value. Cost is determined using a weighted average cost method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Our determination of the net realizable value for inventories is based on the terms of underlying purchase commitments from our customers, current economic conditions, and other relevant factors.

LESSEE ACCOUNTING — We lease office space for periods up to six years and lease warehouse space for periods of up to 10 years, and we have some lease options that can be exercised to extend beyond those lease term limits. At the lease commencement date, we recognize operating lease liabilities based on the present value of the future minimum lease payments. In determining the present value of future minimum lease payments, we use our incremental borrowing rate based on the information available at the commencement date. When the future minimum payments encompass non-lease components, we account for the lease and non-lease components as a single lease component. We elected not to recognize right-of-use assets and lease liabilities for leases with an initial term of 12 months or less. We recognize lease expense on a straight-line basis over the lease term beginning on the commencement date.

PROPERTY AND EQUIPMENT — Property and equipment are stated at cost, net of accumulated depreciation and amortization. We recognize property and equipment obtained through a business combination at its fair market value as of the acquisition date. We compute depreciation and amortization using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. We typically depreciate internal use IT equipment over three years, perpetual software licenses over five years, furniture and fixtures over five years, and telecommunications equipment over seven years.

RESIDUAL ASSETS — Our estimate for the residual asset in a lease is the amount we expect to derive from the underlying asset following the end of the lease term. In a sales-type lease, we recognize the unguaranteed residual asset, measured on a discounted basis, upon lease commencement. In our subsequent accounting for the lease, we increase the unguaranteed residual asset using the effective interest method. We evaluate residual values for impairment on a quarterly basis. We recognize impairments as incurred. We do not recognize upward adjustments due to changes in estimates of residual values.

REVENUE RECOGNITION — We recognize most of our revenues from the sales of third-party products, third-party software, third-party maintenance, software support, and services, ePlus professional and managed services, and hosting ePlus proprietary software. We recognize revenue from these sales under the guidance in Codification Topic 606.

The core principle of Codification Topic 606 is that an entity should recognize revenue for the transfer of goods and services equal to an amount it expects to be entitled to receive for those goods and services. We account for a contract under Codification Topic 606 when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance, and collectability of consideration is probable.

Revenues are reported net of sales refunds, including an estimate of future returns based on an evaluation of historical sales returns, current economic conditions, volume, and other relevant factors.

Our contracts with customers may include multiple promises that are distinct performance obligations. For such arrangements, we allocate the transaction price to each performance obligation based on its relative standalone selling price. We determine standalone selling prices using expected cost-plus margin.

We recognize revenue when (or as) we satisfy a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when (or as) the customer obtains control of that good or service. Depending on the nature of each performance obligation, this may be at a point in time or over time, as further described below.

We typically invoice our customers for third-party products upon shipment, unless our customers lease the equipment through our financing segment, in which case the arrangement is accounted for as a lease in accordance with Codification Topic 842, Leases (“Codification Topic 842”). We typically invoice our customers for third-party software upon delivery and third-party services at the point of sale, unless our customers finance these products through our financing segment, in which case we record a financing receivable based on the terms of the arrangement.

Product revenue

Sales of third-party products

We are the principal in sales of third-party products. As such, we recognize sales on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recognized as cost of sales. We recognize revenue from these sales at the point in time that control passes to the customer, which is typically upon delivery of the product to the customer.

In some instances, our customers may request that we bill them for a product but retain physical possession of the product until later delivery, commonly known as “bill-and-hold” arrangements. We have warehousing agreements with select customers wherein title to products ordered through the agreements transfers to our customer at the point we invoice the customer and after the product arrives at our warehouse. In these “bill-and-hold” arrangements, we recognize revenue when the customer has ordered the product through their warehousing agreement with us or signed a bill-and-hold agreement with us, the customer has legal title, the product is identified separately as belonging to the customer, and the product is ready for delivery to the customer.

We recognize sales of off-lease equipment within our financing segment when control passes to the customer, which is typically the date that title to the equipment is transferred per the sales agreement.

Sales of third-party software

We are typically the principal in sales of third-party software. Sales are recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recognized as cost of sales. We recognize revenue from these sales at the point in time that control passes to the customer, which is typically upon delivery of the software to the customer.

Sales of third-party maintenance, software support, and services

We are the agent in sales of third-party maintenance, software support, and services as the third-party controls the service until it is transferred to the customer. Similarly, we are the agent in sales of third-party software and accompanying third-party support when the third-party software benefits the customer only in conjunction with the accompanying support. In these sales, we consider the third-party software and support as inputs to a single performance obligation. In all these sales where we are the agent, we recognize sales on a net basis at the point that our customer and vendor accept the terms and conditions of the arrangement.

Freight and sales tax

We present freight billed to our customers within sales and the related freight charged to us within cost of sales. We present sales tax collected from customers and remittances to governmental authorities on a net basis.

Financing revenue and other

We account for leases to customers in accordance with Codification Topic 842. We utilize a portfolio approach by grouping together many similar assets being leased to a single customer.

We classify our leases as either sales-type leases or operating leases. We classify leases as sales-type leases if any one of five criteria are met, each of which indicate that the lease transfers control of the underlying asset to the lessee. We classify our other leases as operating leases.

For sales-type leases, upon lease commencement, we recognize the present value of the lease payments and the residual asset discounted using the rate implicit in the lease. When we are financing equipment provided by another dealer, we typically do not have any selling profit or loss arising from the lease. When we are the dealer of the equipment being leased, we typically recognize revenue in the amount of the lease receivable and cost of sales in the amount of the carrying value of the underlying asset minus the unguaranteed residual asset. After the commencement date, we recognize interest income as part of net sales using the effective interest method.

For operating leases, we recognize the underlying asset as an operating lease asset. We depreciate the asset on a straight-line basis to its estimated residual value over its estimated useful life. We recognize the lease payments over the lease term on a straight-line basis as part of net sales.

In all of our leases, we recognize variable lease payments, primarily reimbursement for property taxes associated with the leased asset, as part of net sales in the period in which the changes in facts and circumstances on which the variable lease payments are based occur. We exclude from revenues and expenses any sales taxes reimbursed by the lessee.

We also finance third-party software and third-party services for our customers, which we classify as notes-receivable. We recognize interest income on our notes-receivable using the effective interest method.

We account for transfers of our financial assets, under Codification Topic 860 Transfers and Servicing (“Codification Topic 860”). When a transfer meets all the requirements for sale accounting, we derecognize the financial asset and record a net gain or loss that is included in net sales.

Service revenue

Sales of ePlus professional, managed services, and staffing

ePlus professional services offerings include assessments, project management, and staging, configuration, and integration. ePlus managed service offerings range from monitoring and notification to a fully outsourced network management or service desk solution. ePlus staffing delivers a full range of staffing solutions, including short-term, long-term, temporary-to-hire, and direct-hire IT professionals. In all these arrangements, we satisfy our performance obligation and recognize revenue over time.

In arrangements for ePlus professional services and staffing, we provide services under both time and materials and fixed price contracts. When services are provided on a time and materials basis, we recognize sales at agreed-upon billing rates as services are performed. When services are provided on a fixed fee basis, we recognize sales over time in proportion to our progress toward complete satisfaction of the performance obligation. We typically measure progress based on costs incurred in proportion to total estimated costs, commonly referred to as the “cost-to-cost” method.

In arrangements for ePlus managed services, our arrangement is typically a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). We typically recognize sales from these services on a straight-line basis over the period services are provided.

SHARE-BASED COMPENSATION — We account for share-based compensation in accordance with Codification Topic 718 Compensation—Stock Compensation. We account for forfeitures when they occur. There are no additional conditions for vesting other than service conditions.

We recognize compensation cost for awards of restricted stock with graded vesting on a straight-line basis over the requisite service period. There are no additional conditions for vesting other than service conditions.

We recognize compensation cost for our employee stock purchase plan on a straight-line basis over the offering period, which is 6 months. We measure the award on the grant date at fair value using the Black-Scholes option pricing model.

SOFTWARE DEVELOPMENT COSTS — We capitalize costs for the development of internal use software under the Codification Topic 350-40 Intangibles—Goodwill and Other Intangibles, Subtopic Internal-Use Software. We did not have significant capitalized development costs for internal use software for either of the years ended March 31, 2023, or March 31, 2022. We capitalized development costs for internal use software of $0.2 million for the year ended March 31, 2021. We had capitalized costs, net of amortization, of approximately $1.0 million and $2.1 million as of March 31, 2023, and March 31, 2022, respectively, that is included in the accompanying consolidated balance sheets as a component of other intangible assets-net.

TREASURY STOCK — We account for treasury stock under the cost method and include treasury stock as a component of stockholders’ equity on the accompanying consolidated balance sheets.

VENDOR CONSIDERATION — We receive payments and credits from vendors pursuant to volume incentive programs and shared marketing expense programs. Many of these programs extend over one or more quarters’ sales activities. Different programs have different vendor/program specific milestones to achieve. Amounts due from vendors as of March 31, 2023, and 2022 were $21.9 million and $12.9 million, respectively, which were included within accounts receivable-other, net in the accompanying balance sheets.

We recognize rebates pursuant to volume incentive programs, when the rebate is probable and reasonably estimable, based on a systematic and rational allocation of the cash consideration offered to the underlying transactions that result in our progress toward earning the rebate. When a rebate is not probable or not reasonably estimable, we recognized the rebate as the milestones are achieved or as cash is received.

We recognize rebates pursuant to shared marketing expense programs as a reduction of the related selling and administrative expenses in the period the program occurs when the consideration represents a reimbursement of specific, incremental, identifiable costs. We recognize consideration that exceeds the specific, incremental, identifiable costs as a reduction of cost of sales.

2. RECENT ACCOUNTING PRONOUNCEMENTS

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS — In October 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, that requires companies to apply Accounting Standards Codification Topic 606, Contracts with Customers, to recognize and measure contract assets and contract liabilities from contracts with customers acquired in a business combination. We early adopted this update beginning in the second quarter of our fiscal year ending March 31, 2023, and it did not have a material impact on our Consolidated Financial Statements. The ongoing impact of this standard will be fact dependent on the transactions within its scope.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED — In September 2022, the FASB issued ASU 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. This update requires buyers in a supplier finance program to disclose certain qualitative and quantitative information about the program. This update is effective for us beginning in the first quarter of our fiscal year ending March 31, 2024, except for a requirement to provide a roll forward of our obligations during the annual period, which is effective for us beginning in the first quarter of our fiscal year ending March 31, 2025. We are currently evaluating the impact this update will have on our disclosures.

3. REVENUES

CONTRACT BALANCES

Accounts receivable – trade consists entirely of amounts due from contracts with customers. In addition, we had $70.4 million, $47.5 million, and $54.6 million of receivables from contracts with customers included within financing receivables as of March 31, 2023, 2022, and 2021, respectively. The following table provides the balance of contract liabilities from contracts with customers (in thousands):

	March 31,
	2023	2022	2021
Current (included in deferred revenue)	$113,713	$85,826	$72,299
Non-current (included in other liabilities)	$47,217	$30,086	$26,042

Revenue recognized from the beginning contract liability balance was $70.3 million and $57.5 million for the fiscal years ended March 31, 2023, and 2022, respectively.

PERFORMANCE OBLIGATIONS

The following table includes revenue expected to be recognized in the future related to performance obligations, primarily non-cancelable contracts for ePlus managed services, that are unsatisfied or partially unsatisfied at the end of the reporting period (in thousands):

Year ending March 31, 2024	64,863
2025	28,269
2026	12,855
2027	4,132
2028 and thereafter	1,442
Total remaining performance obligations	$111,561

The table does not include the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts where we recognize revenue at the amount that we have the right to invoice for services performed.

4. FINANCING RECEIVABLES AND OPERATING LEASES

Our financing receivables and operating leases consist primarily of leases of IT and communication equipment and notes receivable from financing customer purchases of third-party software, maintenance, and services. Our leases often include elections for the lessee to purchase the underlying asset at the end of the lease term. Occasionally, our leases provide the lessee a bargain purchase option.

The following table provides the profit recognized for sales-type leases at their commencement date, including modifications that are recognized on a net basis, for the years ended March 31, 2023, and 2022 (in thousands):

	Year Ended March 31,
	2023	2022
Net sales	$22,677	$14,943
Cost of sales	19,009	12,478
Gross profit	$3,668	$2,465

The following table provides interest income in aggregate on our sales-type leases and lease income on our operating leases for the years ended March 31, 2023, and 2022 (in thousands):

	Year Ended March 31,
	2023	2022
Interest income on sales-type leases	$3,943	$3,904
Lease income on operating leases	$17,421	$24,711

FINANCING RECEIVABLES—NET

The following tables provide a disaggregation of our financing receivables - net (in thousands):

	Notes	Lease	Financing
March 31, 2023	Receivable	Receivables	Receivables
Gross receivables	$117,008	$60,157	$177,165
Unguaranteed residual value (1)	-	8,161	8,161
Unearned income	(5,950)	(8,050)	(14,000)
Allowance for credit losses (2)	(801)	(981)	(1,782)
Total, net	$110,257	$59,287	$169,544
Reported as:
Current	$65,738	$24,091	$89,829
Long-term	44,519	35,196	79,715
Total, net	$110,257	$59,287	$169,544

(1)	Includes unguaranteed residual values of $4,222 thousand that we retained after selling the related lease receivable.
(2)	Refer to Note 7, “Allowance for Credit Losses” for details.

	Notes	Lease	Financing
March 31, 2022	Receivable	Receivables	Receivables
Gross receivables	$80,517	$38,788	$119,305
Unguaranteed residual value (1)	-	9,141	9,141
Unearned income	(2,728)	(3,604)	(6,332)
Allowance for credit losses (2)	(708)	(681)	(1,389)
Total, net	$77,081	$43,644	$120,725
Reported as:
Current	$45,415	$16,077	$61,492
Long-term	31,666	27,567	59,233
Total, net	$77,081	$43,644	$120,725

(1)	Includes unguaranteed residual values of $6,424 thousand that we retained after selling the related lease receivable.
(2)	Refer to Note 7, “Allowance for Credit Losses” for details.

The following table provides the future scheduled minimum lease payments for investments in sales-type leases as of March 31, 2023 (in thousands):

Year ending March 31, 2024	$28,478
2025	17,216
2026	9,662
2027	3,547
2028 and thereafter	1,254
Total	$60,157

OPERATING LEASES—NET

Operating leases—net represents leases that do not qualify as sales-type leases. The components of the operating leases—net are as follows (in thousands):

	March 31, 2023	March 31, 2022
Cost of equipment under operating leases	$15,301	$13,044
Accumulated depreciation	(10,599)	(7,985)
Investment in operating lease equipment—net (1)	$4,702	$5,059

(1)	Amounts include estimated unguaranteed residual values of $1,717 thousand as of both March 31, 2023, and 2022.

The following table provides the future scheduled minimum lease rental payments for operating leases as of March 31, 2023 (in thousands):

Year ending March 31, 2024	$1,618
2025	829
2026	269
2027	38
Total	$2,754

TRANSFERS OF FINANCIAL ASSETS

We enter into arrangements to transfer the contractual payments due under financing receivables and operating lease agreements, which are accounted for as secured borrowings.

For transfers accounted for as a secured borrowing, the corresponding investments serve as collateral for non-recourse notes payable. As of March 31, 2023, and March 31, 2022, we had financing receivables of $35.7 million and $21.1 million, respectively, and operating leases of $2.5 million and $2.0 million, respectively which were collateral for non-recourse notes payable. See Note 9, “Notes Payable and Credit Facility.”

For transfers accounted for as sales, we derecognize the carrying value of the asset transferred plus any liability and recognize a net gain or loss on the sale, which are presented within net sales in the consolidated statement of operations. For the years ended March 31, 2023, 2022, and 2021, we recognized net gains of $16.1 million, $18.2 million, and $14.5 million, respectively, and total proceeds from these sales were $706.0 million, $855.1 million, and $364.0 million, respectively.

When we retain servicing obligations in transfers accounted for as sales, we allocate a portion of the proceeds to deferred revenues, which is recognized as we perform the services. As of both March 31, 2023, and March 31, 2022, we had deferred revenue of $0.5 million for servicing obligations.

In a limited number of transfers accounted for as sales, we indemnified the assignee in the event that the lessee elects to early terminate the lease. As of March 31, 2023, our total potential liability that could result from these indemnities is immaterial.

5. LESSEE ACCOUNTING

We lease office space for periods up to six years and lease warehouse space for periods of up to 10 years, and we have some lease options that can be exercised to extend beyond those lease term limits. We recognize our right-of-use assets as part of property, equipment, and other assets. As of March 31, 2023, and 2022, we had right-of-use assets of $14.6 million and $6.9 million, respectively.

We recognize the current and long-term portions of our lease liability as part of other current liabilities and other liabilities, respectively. As of March 31, 2023, and 2022, we had current lease liabilities of $2.7 million and $3.6 million, respectively, and long-term lease liabilities of $12.0 million and $3.3 million, respectively. We recognized rent expense of $5.2 million and $5.3 million as part of selling, general, and administrative expenses during the years ended March 31, 2023, and March 31, 2022, respectively.

Supplemental information about the remaining lease terms and discount rates applied as of March 31, 2023, and March 31, 2022, are as follows:

	Year Ended March 31,
Lease term and Discount Rate	2023	2022
Weighted average remaining lease term (months)	81	29
Weighted average discount rate	4.8%	3.2%

The following table provides our future lease payments under our operating leases as of March 31, 2023 (in thousands):

Year ending March 31, 2024	$2,796
2025	3,861
2026	1,884
2027	1,640
2028 and thereafter	7,775
Total lease payments	17,956
Less: interest	(3,191)
Present value of lease liabilities	$14,765

As of March 31, 2023, we were committed to one office lease that had not yet commenced with a total commitment of $0.3 million.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

GOODWILL

The following table summarizes the changes in the carrying amount of goodwill for the years ended March 31, 2023, and March 31, 2022, respectively (in thousands):

	Technology Segment	Product	Professional Services	Managed Services	Total
Balance March 31, 2021
Goodwill	$135,318	$-	$-	$-	$135,318
Accumulated impairment losses	(8,673)	-	-	-	(8,673)
Net carrying amount	$126,645	$-	$-	$-	$126,645

Foreign currency translations	(102)	-	-	-	(102)
Balance March 31, 2022
Goodwill	$135,216	$-	$-	$-	$135,216
Accumulated impairment losses	(8,673)	-	-	-	(8,673)
Net carrying amount	$126,543	$-	$-	$-	$126,543

Acquisitions	9,694	-	-	-	9,694
Foreign currency translations	(132)	-	-	-	(132)
Reporting unit change	(136,105)	106,497	19,712	9,896	-
Balance March 31, 2023
Goodwill	$-	$113,284	$20,968	$10,526	$144,778
Accumulated impairment losses	-	(6,787)	(1,256)	(630)	(8,673)
Net carrying amount	$-	$106,497	$19,712	$9,896	$136,105

Goodwill represents the premium paid over the fair value of the net tangible and intangible assets that are individually identified and separately recognized in business combinations. Our goodwill balance increased by $9.6 million for the year ended March 31, 2023, due to $9.7 million in goodwill additions from our acquisition of Future Com, Ltd., offset by foreign currency translation of $0.1 million. Please refer to Note 16, “Business Combinations” for details of our acquisition.

We test goodwill for impairment on an annual basis, as of the first day of our third fiscal quarter, and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying value.

In our annual test as of October 1, 2022, we performed a quantitative assessment of goodwill and concluded that the fair value of our technology reporting unit exceeded its carrying value. Our conclusions would not be impacted by a ten percent change in our estimate of the fair value of the reporting unit.

In our annual test as of October 1, 2021, we performed a qualitative assessment of goodwill and concluded that, more likely than not, the fair value of our technology reporting unit continued to substantially exceed its carrying value.

OTHER INTANGIBLE ASSETS

Our other intangible assets consist of the following as of March 31, 2023, and March 31, 2022 (in thousands):

	March 31, 2023			March 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Purchased intangibles	$85,449	$(61,376)	$24,073	$77,224	$(52,087)	$25,137
Capitalized software development	10,516	(9,544)	972	10,517	(8,404)	2,113
Total	$95,965	$(70,920)	$25,045	$87,741	$(60,491)	$27,250

Purchased intangibles, consisting mainly of customer relationships, are generally amortized between 5 to 10 years. Capitalized software development is generally amortized over 5 years.

Total amortization expense for customer relationships and other intangible assets was $9.3 million, $10.1 million, and $10.3 million for the years ended March 31, 2023, 2022 and 2021, respectively.

The following table provides the future amortization expense for customer relationships and other intangible assets as of March 31, 2023 (in thousands):

Year ending March 31, 2024	$8,104
2025	6,235
2026	4,448
2027	2,882
2028	1,658
2029 and thereafter	746
Total	$24,073

7. ALLOWANCE FOR CREDIT LOSSES

The following table provides the activity in our allowance for credit losses for the years ended March 31, 2023, 2022, and 2021 (in thousands):

	Accounts Receivable	Notes Receivable	Lease Receivables	Total
Balance as of March 31, 2020	1,781	798	610	3,189
Provision for credit losses	367	503	566	1,436
Write-offs and other	(84)	(89)	(5)	(178)
Balance as of March 31, 2021	2,064	1,212	1,171	4,447
Provision for credit losses	482	(312)	(272)	(102)
Write-offs and other	(135)	(192)	(218)	(545)
Balance as of March 31, 2022	2,411	708	681	3,800
Provision for credit losses	273	93	300	666
Write-offs and other	(112)	-	-	(112)
Balance as of March 31, 2023	2,572	801	981	4,354

We evaluate our customers using an internally assigned credit quality rating “CQR”. The CQR categories of our financing receivables are:

•	High CQR: This rating includes accounts with excellent to good business credit, asset quality and capacity to meet financial obligations. Loss rates in this category are less than 1%.

•
Average CQR: This rating includes accounts with average credit risk that are more susceptible to loss in the event of adverse business or economic conditions. Loss rates in this category are in the range of 1% to 8%.

•
Low CQR: This rating includes accounts that have marginal credit risk such that the customer’s ability to make repayment is impaired or may likely become impaired. The loss rates in this category in the normal course are greater than 8% and up to 100%.

The following table provides the amortized cost basis of our financing receivables by CQR and by credit origination year as of March 31, 2023 (in thousands):

	Amortized cost basis by origination year ending March 31,
	2023	2022	2021	2020	2019	2018 and prior	Total	Transfers (2)	Net credit exposure

Notes receivable:
High CQR	$72,155	$11,378	$11,267	$370	$30	$-	$95,200	$(28,115)	$67,085
Average CQR	12,793	2,675	213	115	61	1	15,858	(1,432)	14,426
Total	$84,948	$14,053	$11,480	$485	$91	$1	$111,058	$(29,547)	$81,511

Lease receivables:
High CQR	$21,629	$3,842	$1,916	$565	$51	$9	$28,012	$(1,437)	$26,575
Average CQR	23,796	3,430	770	35	3	-	28,034	(1,594)	26,440
Total	$45,425	$7,272	$2,686	$600	$54	$9	$56,046	$(3,031)	$53,015

Total amortized cost (1)	$130,373	$21,325	$14,166	$1,085	$145	$10	$167,104	$(32,578)	$134,526

(1)	Unguaranteed residual values of $4,222 thousand that we retained after selling the related lease receivable is excluded from amortized cost.
(2)	Transfers consist of receivables that have been transferred to third-party financial institutions on a non-recourse basis.

The following table provides the amortized cost basis of our financing receivables by CQR and by credit origination year as of March 31, 2022 (in thousands):

	Amortized cost basis by origination year ending March 31,
	2022	2021	2020	2019	2018	2017	Total	Transfers (2)	Net credit exposure

Notes receivable:
High CQR	$35,264	$28,005	$1,297	$345	$2	$4	$64,917	$(30,274)	$34,643
Average CQR	8,922	2,976	758	213	3	-	12,872	(4,763)	8,109
Total	$44,186	$30,981	$2,055	$558	$5	$4	$77,789	$(35,037)	$42,752

Lease receivables:
High CQR	$14,549	$5,002	$2,499	$902	$50	$11	$23,013	$(3,385)	$19,628
Average CQR	10,936	3,092	741	47	72	-	14,888	(347)	14,541
Total	$25,485	$8,094	$3,240	$949	$122	$11	$37,901	$(3,732)	$34,169

Total amortized cost (1)	$69,671	$39,075	$5,295	$1,507	$127	$15	$115,690	$(38,769)	$76,921

(1)	Unguaranteed residual values of $6,424 thousand that we retained after selling the related lease receivable is excluded from amortized cost.
(2)
Transfers consist of receivables that have been transferred to third-party financial institutions on a non-recourse basis and receivables that are in the process of being transferred to third-party financial institutions.

The following table provides an aging analysis of our financing receivables as of March 31, 2023 (in thousands):

	31-60 Days Past Due	61-90 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total Billed	Unbilled	Amortized Cost
Notes receivable	$1,020	$862	$473	$2,355	$7,703	$10,058	$101,000	$111,058
Lease receivables	1,068	463	864	2,395	5,413	7,808	48,238	56,046
Total	$2,088	$1,325	$1,337	$4,750	$13,116	$17,866	$149,238	$167,104

The following table provides an aging analysis of our financing receivables as of March 31, 2022 (in thousands):

	31-60 Days Past Due	61-90 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total Billed	Unbilled	Amortized Cost
Notes receivable	$187	$37	$23	$247	$5,307	$5,554	$72,235	$77,789
Lease receivables	115	325	430	870	639	1,509	36,392	37,901
Total	$302	$362	$453	$1,117	$5,946	$7,063	$108,627	$115,690

Our financial assets on nonaccrual status were not significant as of March 31, 2023, and March 31, 2022.

8. PROPERTY AND EQUIPMENT—NET

Property and equipment—net is a component of Property, equipment, and other assets. Our balance consists of the following (in thousands):

	March 31,	March 31,
	2023	2022
Furniture, fixtures and equipment	$29,818	$28,640
Leasehold improvements	10,398	7,615
Capitalized software	3,235	3,822
Vehicles	445	476
Total assets	43,896	40,553
Accumulated depreciation and amortization	(31,963)	(32,642)
Property and equipment - net	$11,933	$7,911

Depreciation and amortization expense on property and equipment, including amounts recognized in cost of sales, was $5.5 million for the year ended March 31, 2023, and $5.4 million for both the years ended March 31, 2022, and March 31, 2021.

9. NOTES PAYABLE AND CREDIT FACILITY

CREDIT FACILITY

We finance the operations of our subsidiaries ePlus Technology, inc., ePlus Technology Services, inc., and SLAIT Consulting, LLC (collectively, the “Borrowers”) in our technology business through a credit facility with Wells Fargo Commercial Distribution Finance, LLC (“WFCDF”). The WFCDF credit facility (the “WFCDF Credit Facility”) has a floor plan facility and a revolving credit facility.

On October 13, 2021, the Borrowers amended, restated, and replaced in entirety their then-existing credit agreements with WFCDF. On October 31, 2022, the Borrowers entered into the First Amendment to the credit agreement. Under this agreement and its amendment, the credit facility is provided by a syndicate of banks for which WFCDF acts as administrative agent and consists of a discretionary senior secured floor plan facility in favor of the Borrowers in the aggregate principal amount of up to $425.0 million, together with a sublimit for a revolving credit facility for up to $150.0 million.

On March 10, 2023, the Borrowers entered into a Second Amendment to the credit agreement which amended the Credit Agreement to increase the maximum aggregate amount of principal available under the floor plan facility from $425.0 million to $500.0 million and increase the maximum aggregate amount of principal available under the Revolving Facility from $150.0 million to $200.0 million.

Under the accounts payable floor plan facility, we had an outstanding balance of $134.6 million and $145.3 million as of March 31, 2023, and March 31, 2022, respectively. On our balance sheet, our liability under the accounts payable floor plan facility is presented as accounts payable – floor plan.

Under the revolving credit facility, we had no balance outstanding as of March 31, 2023, and March 31, 2022. On our balance sheet, our liability under the revolving credit facility is presented as part of recourse notes payable – current.

The fair value of the outstanding balances under the WFCDF Credit Facility were approximately equal to their carrying value as of March 31, 2023, and March 31, 2022.

The amount of principal available is subject to a borrowing base determined by, among other things, the Borrowers’ accounts receivable and inventory, each pursuant to a formula and subject to certain reserves. Loans accrue interest at a rate per annum equal to Term SOFR Rate plus a Term SOFR Adjustment of 0.10% plus an Applicable Margin of 1.75%. Our weighted average interest rate on the accounts receivable component of our WFCDF Credit Facility was 5.35% during our year ended March 31, 2023, compared to 2.00% over the prior year.

Our borrowings under the WFCDF Credit Facility are secured by the assets of the Borrowers. Additionally, the WFCDF Credit Facility requires a guaranty of $10.5 million by ePlus inc.

Under the WFCDF Credit Facility, the Borrowers are restricted in their ability to pay dividends to ePlus inc. unless their available borrowing meets or met certain thresholds. As of March 31, 2023, and March 31, 2022, their available borrowing met the thresholds such that there were no restrictions on their ability to pay dividends.

The WFCDF Credit Facility has an initial one-year term, which automatically renews for successive one-year terms thereafter. However, either the Borrowers or WFCDF may terminate the WFCDF Credit Facility at any time by providing a written termination notice to the other party no less than 90 days prior to such termination.

The loss of the WFCDF Credit Facility could have a material adverse effect on our future results as we currently rely on this facility and its components for daily working capital and liquidity for our technology business and as an operational function of our accounts payable process.

RECOURSE NOTES PAYABLE

Recourse notes payable consist of borrowings that, in the event of default, the lender has recourse against us. As of March 31, 2023, and 2022 we had $6.0 million and $13.1 million, respectively, in recourse borrowings arising from one installment payment arrangement within our technology business. Our payments under this installment agreement are due quarterly in amounts that are correlated to the payments due to us from a customer under a related notes receivable. We discounted our payments due under this installment agreement to calculate our payable balance using an interest rate of 3.50% as of both March 31, 2023, and March 31, 2022.

NON-RECOURSE NOTES PAYABLE

Non-recourse notes payable consists of borrowings that, in the event of a default by a customer, the lender generally only has recourse against the customer, and the assets serving as collateral, but not against us. As of March 31, 2023, and March 31, 2022, we had $34.3 million and $21.2 million, respectively, of non-recourse borrowings that were collateralized by investments in notes and leases. Principal and interest payments are generally due periodically in amounts that are approximately equal to the total payments due from the customer under the leases or notes receivable that collateralize the notes payable. The weighted average interest rate for our non-recourse notes payable was 5.01% and 3.59%, as of March 31, 2023, and March 31, 2022, respectively.

Our recourse and non-recourse notes payable as of March 31, 2023, mature as follows:

	Recourse notes	Non-recourse
	payable	notes payable
Year ended March 31, 2024	$5,997	$24,819
2025	-	5,880
2026	-	2,589
2027	-	1,053
Total maturities	$5,997	$34,341

10. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

We are subject to various legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business and have not been fully resolved. The ultimate outcome of any litigation or other legal dispute is uncertain. When a loss related to a legal proceeding or claim is probable and reasonably estimable, we accrue our best estimate for the ultimate resolution of the matter. If one or more legal matters are resolved against us in a reporting period for amounts above our expectations, our financial condition and operating results for that period may be adversely affected. As of March 31, 2023, we do not believe that there is a reasonable possibility that any material loss exceeding the amounts already recognized for these proceedings and matters, if any, has been incurred. Any outcome, whether favorable or unfavorable, may materially and adversely affect us due to legal costs and expenses, diversion of management attention and other factors. We expense legal costs in the period incurred. We cannot assure that additional contingencies of a legal nature or contingencies having legal aspects will not be asserted against us in the future, and these matters could relate to prior, current, or future transactions or events.

11. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net earnings attributable to common shares by the weighted average number of common shares outstanding for the period. Diluted net earnings per share include the potential dilution of securities that could participate in our earnings, but not securities that are anti-dilutive.

The following table provides a reconciliation of the numerators and denominators used to calculate basic and diluted net earnings per common share as disclosed in our consolidated statements of operations for the fiscal years ended March 31, 2023, 2022 and 2021 (in thousands, except per share data):

	2023	2022	2021

Net earnings attributable to common shareholders - basic and diluted	$119,356	$105,600	$74,397

Basic and diluted common shares outstanding:
Weighted average common shares outstanding — basic	26,569	26,638	26,674
Effect of dilutive shares	85	228	160
Weighted average shares common outstanding — diluted	26,654	26,866	26,834

Earnings per common share - basic	$4.49	$3.96	$2.79

Earnings per common share - diluted	$4.48	$3.93	$2.77

12. STOCKHOLDERS’ EQUITY

SHARE REPURCHASE PLAN

On March 22, 2023, our board of directors authorized the repurchase of up to 1,000,000 shares of our outstanding common stock, over a 12-month period beginning May 28, 2023. On March 24, 2022, our board of directors authorized the repurchase of up to 1,000,000 shares of our outstanding common stock, over a 12-month period beginning May 28, 2022. On March 18, 2021, our board of directors authorized the repurchase of up to 1,000,000 shares of our outstanding common stock, adjusted for the stock split, over a 12-month period beginning May 28, 2021. These plans authorized purchases to be made from time to time in the open market, or in privately negotiated transactions, subject to availability. Any repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes.

During the year ended March 31, 2023, we purchased 72,973 shares of our outstanding common stock at an average cost of $55.69 per share for a total purchase price of $4.1 million under the share repurchase plan; we also acquired 58,080 shares of common stock at a value of $3.3 million to satisfy tax withholding obligations relating to the vesting of employees’ restricted stock.

During the year ended March 31, 2022, retroactively adjusted for the stock split, we purchased 227,990 shares of our outstanding common stock at an average cost of $48.48 per share for a total purchase price of $11.1 million under the share repurchase plan; we also acquired 55,430 shares of common stock at a value of $2.6 million to satisfy tax withholding obligations relating to the vesting of employees’ restricted stock.

13. SHARE-BASED COMPENSATION

SHARE-BASED PLANS

As of March 31, 2023, we had share-based awards outstanding under the following plans: (1) the 2017 Non-Employee Director Long-Term Incentive Plan (“2017 Director LTIP”), (2) the 2012 Employee Long-Term Incentive Plan (“2012 Employee LTIP”), and (3) the 2021 Employee Long-Term Incentive Plan (“2021 Employee LTIP”).

These share-based plans define fair market value as the closing sales price of a share of common stock as quoted on any established stock exchange for such date or the most recent trading day preceding such date if there were no trades on such date.

2012 Employee LTIP and 2021 Employee LTIP

The 2021 Employee LTIP was approved by our stockholders on September 16, 2021 and became effective October 1, 2021. Under the 2021 Employee LTIP, 3,000,000 shares were authorized for grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, or other share-based awards to ePlus employees.

The 2021 Employee LTIP replaced the 2012 Employee LTIP that had previously been approved by our stockholders on September 13, 2012. Beginning September 16, 2021, we permanently ceased granting any additional shares under the 2012 Employee LTIP.

The purpose of these plans is to encourage our employees to acquire a proprietary interest in the growth and performance of ePlus, thus enhancing the value of ePlus for the benefit of its stockholders, and to enhance our ability to attract and retain exceptionally qualified individuals. These plans are administered by the Compensation Committee.

Shares issuable under these plans may consist of authorized but unissued shares or shares held in our treasury. Under these plans, the Compensation Committee will determine the time and method of exercise or vesting of the awards. Shares under these plans will not be used to compensate our outside directors, who may be compensated under the separate 2017 Director LTIP, as discussed below.

2017 Director LTIP

On September 12, 2017, our stockholders approved the 2017 Director LTIP that was adopted by the Board on July 24, 2017. Under the 2017 Director LTIP, 300,000 shares, retroactively adjusted for the stock split, were authorized for grant to non-employee directors. The purpose of the 2017 Director LTIP is to align the economic interests of the directors with the interests of stockholders by including equity as a component of pay and to attract, motivate and retain experienced and knowledgeable directors. Each director receives an annual grant of restricted stock having a grant-date fair value equal to the cash compensation earned by an outside director during our fiscal year ended immediately before the respective annual grant-date. These restricted shares are prohibited from being sold, transferred, assigned, pledged, or otherwise encumbered or disposed of. The shares vest half on the one-year anniversary and half on the second-year anniversary from the date of the grant. In addition, each director may also elect to receive stock in lieu of their cash compensation. Stock received in lieu of cash vests immediately.

RESTRICTED STOCK ACTIVITY

During the year ended March 31, 2023, we granted 19,804 restricted shares under the 2017 Director LTIP and 138,643 restricted shares under the 2021 Employee LTIP.

Cumulatively, as of March 31, 2023, we have granted a total of 101,280 restricted shares under the 2017 Director LTIP, 2,144,578 restricted shares under the 2012 Employee LTIP, and 138,643 restricted shares under the 2021 Employee LTIP.

The following table provides a summary of the non-vested restricted shares for the year ended March 31, 2023:

	Number of Shares	Weighted Average Grant-date Fair Value

Nonvested April 1, 2022	343,806	$41.01
Granted	158,447	$56.50
Vested	(179,336)	$39.49
Forfeited	(8,057)	$42.28
Non-vested March 31, 2023	314,860	$49.57

In each of the years ended March 31, 2023, 2022 and 2021, we used the closing stock price on the grant date or, if the grant date fell on a date the stock was not traded, the previous day’s closing stock price for the fair value of the award.

The weighted-average grant date fair value of restricted shares granted during the years ended March 31, 2023, 2022, and 2021 was $56.50, $46.56, and $35.95, respectively.

The aggregated fair value of restricted shares that vested during the years ended March 31, 2023, 2022, and 2021 was $7.1 million, $7.1 million, and $7.7 million, respectively.

Upon each vesting period of the restricted stock awards to employees, participants are subject to minimum tax withholding obligations. The 2012 Employee LTIP, the 2021 Employee LTIP, and the 2017 Director LTIP allows us to withhold a sufficient number of shares due to the participant to satisfy their minimum tax withholding obligations. For the year ended March 31, 2023, we withheld 58,080 shares of common stock at a value of $3.3 million, which was included in treasury stock. For the year ended March 31, 2022, we withheld 55,430 shares of common stock at a value of $2.6 million, which was included in treasury stock.

EMPLOYEE STOCK PURCHASE PLAN

On September 15, 2022, our stockholders approved the 2022 Employee Stock Purchase Plan (“2022 ESPP”) through which eligible employees may purchase shares of our stock at 6-month intervals at a discount off the lesser of the closing market price on the first or the last trading day of each offering period. The aggregate number of shares of our stock that may be issued to participants under the plan is 2.5 million. Our inaugural offering period under the 2022 ESPP is January 1, 2023, to June 30, 2023. Through March 31, 2023, we had not yet issued any shares under the 2022 ESPP.

COMPENSATION EXPENSE

The following table provides a summary of our total share-based compensation expense, including for restricted stock awards and our 2022 ESPP, and the related income tax benefit for the years ended March 31, 2023, 2022 and 2021 (in thousands):

	Year Ended March 31,
	2023	2022	2021

Equity-based compensation expense	$7,825	$7,114	$7,169
Income tax benefit	(2,097)	(1,999)	(2,179)

We recognized the income tax benefit as a reduction to our provision for income taxes. As of March 31, 2023, the total unrecognized compensation expense related to non-vested restricted stock was $9.7 million, which is expected to be recognized over a weighted-average period of 27 months.

We also provide our employees with a contributory 401(k) profit sharing plan. We may make contributions, which are fully vested when they are made, to the plan. These contributions are not required. The decision whether to make contributions is entirely within our discretion. For the years ended March 31, 2023, 2022, and 2021, we recognized expense for employer contributions to the plan of $4.2 million, $3.4 million, and $3.0 million, respectively.

14. INCOME TAXES

We account for our tax positions in accordance with Codification Topic 740. Under the guidance, we evaluate uncertain tax positions based on the two-step approach. The first step is to evaluate each uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained in an audit, including resolution of related appeals or litigation processes, if any. For tax positions that are not likely of being sustained upon audit, the second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon ultimate settlement.

As of March 31, 2023, we do not have any unrecognized tax benefits for uncertain tax positions. As of March 31, 2022, our total gross unrecognized tax benefits recorded for uncertain income tax, and interest and penalties thereon, were negligible. We recognize accrued interest and penalties related to unrecognized tax benefits as part of income tax expense.

We file income tax returns, including returns for our subsidiaries, with federal, state, local, and foreign jurisdictions. The tax years ended March 31, 2020, March 31, 2021, and March 31, 2022, are subject to examination by federal and state taxing authorities. Various state and local income tax returns are also under examination by taxing authorities. We do not believe that the outcome of any examination will have a material impact on our financial statements.

A reconciliation of income taxes computed at the statutory federal income tax rate of 21.0% to the provision for income taxes included in the consolidated statements of operations is as follows (in thousands, except percentages):

	Year Ended March 31,
	2023	2022	2021

Income tax expense computed at the U.S. statutory federal rate	$34,224	$30,845	$22,450
State income tax expense—net of federal benefit	8,754	8,937	6,941
Non-deductible executive compensation	1,708	1,749	2,052
Other	(1,068)	(247)	1,066
Provision for income taxes	$43,618	$41,284	$32,509
Effective income tax rate	26.8%	28.1%	30.4%

The components of the provision for income taxes are as follows (in thousands):

	Year Ended March 31,
	2023	2022	2021
Current:
Federal	$30,928	$32,309	$26,054
State	10,110	11,681	9,882
Foreign	499	894	770
Total current expense	41,537	44,884	36,706

Deferred:
Federal	1,301	(3,289)	(3,067)
State	970	(370)	(1,096)
Foreign	(190)	59	(34)
Total deferred expense (benefit)	2,081	(3,600)	(4,197)

Provision for income taxes	$43,618	$41,284	$32,509

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities were as follows (in thousands):

	March 31,
	2023	2022
Deferred tax assets:
Accrued vacation	$2,251	$2,391
Deferred revenue	5,448	5,090
Allowance for credit losses	1,063	951
Restricted stock	654	616
Other deferred tax assets	1,697	743
Accrued bonus	2,323	2,532
Lease liabilities	3,939	1,857
Other credits and carryforwards	277	249
Gross deferred tax assets	17,652	14,429
Less: valuation allowance	(112)	(250)
Net deferred tax assets	17,540	14,179

Deferred tax liabilities:
Property and equipment	(2,926)	(2,295)
Operating leases	(3,789)	(2,759)
Prepaid expenses	(1,729)	(887)
Right-of-use assets	(3,885)	(1,869)
Tax deductible goodwill	(2,244)	(1,319)
Total deferred tax liabilities	(14,573)	(9,129)

Net deferred tax asset	$2,967	$5,050

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. Based on this evaluation as of March 31, 2023, a valuation allowance of $0.1 million was recorded, to offset gross deferred tax assets primarily attributable to net operating losses at certain of the foreign subsidiaries and foreign tax credit carry forwards. We believe that it is more likely than not that we will realize the remaining gross deferred tax assets through generating taxable income or the reversal of existing temporary differences attributable to the gross deferred tax liabilities.

15. FAIR VALUE MEASUREMENTS

We account for the fair values of our assets and liabilities utilizing a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value.

The following table provides the fair value of our assets and liabilities measured at fair value as categorized within the fair value hierarchy as of March 31, 2023, and March 31, 2022 (in thousands):

		Fair Value Measurement Using
	Recorded Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2023
Assets:
Money market funds	$8,880	$8,880	$-	$-

March 31, 2022
Assets:
Money market funds	$18,138	$18,138	$-	$-

16. BUSINESS COMBINATIONS

NETWORK SOLUTIONS GROUP

On April 30, 2023, our subsidiary, ePlus Technology, inc., acquired certain assets and liabilities of the Network Solutions Group (NSG), formerly a business unit of CCI Systems, Inc., a Michigan-based provider of networking services and solutions. This acquisition will help drive additional growth for us in the service provider end-markets with enhanced engineering, sales, and services delivery capabilities specific to the industry. Our preliminary sum for consideration transferred is $59.6 million, equal to cash paid at closing. As of our filing date, our initial accounting for the business combination is incomplete.

FUTURE COM

On July 15, 2022, our subsidiary, ePlus Technology, inc., acquired certain assets and liabilities of Future Com, Ltd., a Texas-based provider of cybersecurity solutions, cloud security and security consulting services throughout the US. Our acquisition provides access to enhanced engineering, sales, and services delivery capabilities in the South-Central region of the United States, as well as bolstering the skills and expertise surrounding ePlus’ growing cybersecurity practice.

Our sum for consideration transferred is $13.3 million consisting of $13.0 million paid in cash at closing plus an additional $0.3 million that was subsequently paid to the sellers based on adjustments to our determination of the total net assets delivered. Our allocation of the purchase consideration to the assets acquired and liabilities assumed is presented below (in thousands):

Acquisition Date Amount
Accounts receivable	$4,033
Other assets	129
Identified intangible assets	8,360
Accounts payable and other liabilities	(8,714)
Contract liabilities	(214)
Total identifiable net assets	3,594
Goodwill	9,694
Total purchase consideration	$13,288

The identified intangible assets of $8.4 million consists of customer relationships with an estimated useful life of seven years. The fair value of acquired receivables equals the gross contractual amounts receivable. We expect to collect all acquired receivables.

We recognized goodwill related to this transaction of $9.7 million, which was originally assigned to our technology reporting unit. As a result of changes in our reporting units disclosed in Note 17, “Segment Reporting”, we subsequently assigned the goodwill to our product, professional services, and managed services segments. The goodwill recognized in the acquisition is attributable to the acquired assembled workforce and expected synergies, none of which qualify for recognition as a separate intangible asset. The total amount of goodwill is expected to be deductible for tax purposes. The amount of revenues and earnings of the acquiree since the acquisition date are not material. Likewise, the impact to the revenue and earnings of the combined entity for the current reporting period as though the acquisition date had been April 1, 2022, is not material.

17. SEGMENT REPORTING

Through the end of our fiscal year ended March 31, 2023, we had two segments: technology and financing. During the quarter ended June 30, 2023, we split our technology segment into three new segments-- product, professional services, and managed services-- to provide our management the ability to better manage and allocate resources among the separate components of our technology business. Our professional services and managed services are a significant component of our growth and long-term strategic initiatives. Subsequently, we manage and report our operating results through four operating segments: product, professional services, managed services, and financing.

Our product segment includes sales of IT products, third-party software, and third-party maintenance, software assurance, and other third-party services. Our professional services segment includes our advanced professional services, staff augmentation, project management services, cloud consulting services and security services. Our managed services segment includes our advanced managed services, service desk, storage-as-a-service, cloud hosted services, cloud managed services and managed security services. We refer to the product segment, professional services segment, and managed services segment collectively as our technology business. Our financing segment consists of the financing of IT equipment, software, and related services to commercial enterprises, state and local governments, and government contractors.

We measure the performance of the segments within our technology business based on gross profit, while we measure our financing segment based on operating income. We do not present asset information for our reportable segments as we do not provide asset information to our chief operating decision maker (“CODM”).

The following table provides reportable segment information (in thousands):

	Year Ended March 31,
	2023	2022	2021

Net Sales
Product	$1,750,802	$1,492,411	$1,305,789
Professional services	151,785	146,747	125,106
Managed services	112,658	93,878	77,059
Technology business	2,015,245	1,733,036	1,507,954
Financing	52,473	87,983	60,369
Total	2,067,718	1,821,019	1,568,323

Gross Profit
Product	380,741	316,622	269,162
Professional services	61,594	63,384	55,202
Managed services	32,155	28,147	21,871
Technology business	474,490	408,153	346,235
Financing	43,034	52,829	47,319
Total	517,524	460,982	393,554

Operating expenses
Technology business	334,380	299,153	270,570
Financing	16,982	14,513	16,649
Total	351,362	313,666	287,219

Operating income
Technology business	140,110	109,000	75,665
Financing	26,052	38,316	30,670
Total	166,162	147,316	106,335
Other income (expense), net	(3,188)	(432)	571
Earnings before tax	$162,974	$146,884	$106,906

Depreciation and amortization
Technology business	$13,598	$14,535	$13,839
Financing	111	111	112
Total	$13,709	$14,646	$13,951

Interest and financing costs
Technology business	$2,897	$928	$521
Financing	1,236	975	1,484
Total	$4,133	$1,903	$2,005

Selected Financial Data - Statement of Cash Flow

Purchases of property, equipment and operating lease equipment
Technology business	$7,693	$4,951	$4,752
Financing	1,687	18,231	6,761
Total	$9,380	$23,182	$11,513

The following tables provide a disaggregation of net sales by source and further disaggregate our revenue recognized from contracts with customers by timing and our position as principal or agent (in thousands):

	Year ended March 31, 2023
	Product	Professional Services	Managed Services	Financing	Total

Net Sales
Contracts with customers	$1,728,125	$151,785	$112,658	$9,304	$2,001,872
Financing and other	22,677	-	-	43,169	65,846
Total	$1,750,802	$151,785	$112,658	$52,473	$2,067,718

Timing and position as principal or agent
Transferred at a point in time as principal	$1,566,760	$-	$-	$9,304	$1,576,064
Transferred at a point in time as agent	161,365	-	-	-	161,365
Transferred over time as principal	-	151,785	112,658	-	264,443
Total revenue from contracts with customers	$1,728,125	$151,785	$112,658	$9,304	$2,001,872

	Year ended March 31, 2022
	Product	Professional Services	Managed Services	Financing	Total

Net Sales
Contracts with customers	$1,477,468	$146,747	$93,878	$34,842	$1,752,935
Financing and other	14,943	-	-	53,141	68,084
Total	$1,492,411	$146,747	$93,878	$87,983	$1,821,019

Timing and position as principal or agent
Transferred at a point in time as principal	$1,342,769	$-	$-	$34,842	$1,377,611
Transferred at a point in time as agent	134,699	-	-	-	134,699
Transferred over time as principal	-	146,747	93,878	-	240,625
Total revenue from contracts with customers	$1,477,468	$146,747	$93,878	$34,842	$1,752,935

	Year ended March 31, 2021
	Product	Professional Services	Managed Services	Financing	Total

Net Sales
Contracts with customers	$1,281,939	$125,106	$77,059	$12,369	$1,496,473
Financing and other	23,850	-	-	48,000	71,850
Total	$1,305,789	$125,106	$77,059	$60,369	$1,568,323

Timing and position as principal or agent
Transferred at a point in time as principal	$1,174,582	$-	$-	$12,369	$1,186,951
Transferred at a point in time as agent	107,357	-	-	-	107,357
Transferred over time as principal	-	125,106	77,059	-	202,165
Total revenue from contracts with customers	$1,281,939	$125,106	$77,059	$12,369	$1,496,473

TECHNOLOGY BUSINESS DISAGGREGATION OF REVENUE

The following tables provide a disaggregation of our revenue from contracts with customers for our technology business by customer end market and by type (in thousands):

	Year Ended March 31,
	2023	2022	2021
Customer end market:
Telecom, media & entertainment	$532,921	$502,408	$371,913
Technology	393,594	250,485	251,683
SLED	290,624	241,769	245,919
Healthcare	274,936	270,481	200,067
Financial services	156,257	155,160	198,761
All others	366,913	312,733	239,611
Net sales	2,015,245	1,733,036	1,507,954
Less: revenue from financing and other	(22,677)	(14,943)	(23,850)
Total revenue from contracts with customers	$1,992,568	$1,718,093	$1,484,104

Type:
Product
Networking	$803,678	$611,488	$510,205
Cloud	587,097	581,113	516,930
Security	214,459	158,927	155,186
Collaboration	57,472	57,244	47,504
Other	88,096	83,639	75,964
Total product	1,750,802	1,492,411	1,305,789

Professional services	151,785	146,747	125,106
Managed services	112,658	93,878	77,059
Net sales	2,015,245	1,733,036	1,507,954
Less: revenue from financing and other	(22,677)	(14,943)	(23,850)
Total revenue from contracts with customers	$1,992,568	$1,718,093	$1,484,104

We do not disaggregate sales by customer end market beyond the technology business.

FINANCING SEGMENT DISAGGREGATION OF REVENUE

We analyze our revenues within our financing segment based on the nature of the arrangement, and our revenues from contracts with customers consist of proceeds from the sale of off-lease equipment. All revenues from contracts with customers in our financing segment are recognized at a point in time as principal.

GEOGRAPHIC INFORMATION

The geographic information for the years ended March 31, 2023, 2022, and 2021 was as follows (in thousands):

	Year Ended March 31,
	2023	2022	2021

Net sales:
US	$1,953,465	$1,716,525	$1,476,466
Non US	114,253	104,494	91,857
Total	$2,067,718	$1,821,019	$1,568,323

Our long-lived tangible assets include property and equipment-net, operating leases-net, and equipment that has been returned to us at the termination of the lease.

	March 31,
	2023	2022
Long-lived tangible assets:
US	$16,313	$21,837
Non US	1,140	716
Total	$17,453	$22,553

Sales to Verizon Communications Inc. represented 22%, 24% and 19% of net sales for the years ended March 31, 2023, March 31, 2022, and March 31, 2021, respectively, all of which related to our technology business segments.